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                                                                     Exhibit D.2

                           ADMINISTRATION AGREEMENT

                                    between

                              LIBERTY ACORN TRUST

                                      and

                     LIBERTY WANGER ASSET MANAGEMENT, L.P.




     Liberty Acorn Trust, a Massachusetts business trust registered under the Investment Company Act of 1940 (the "1940 Act") as an open-end diversified management investment company ("Liberty Acorn"), on its own behalf and on behalf of each of the Funds listed on Schedule A, as such Schedule shall be amended from time to time (each, a "Fund," together, the "Funds"), and Liberty Wanger Asset Management, L.P., a Delaware limited partnership ("Liberty WAM"), agree that:

     1. Appointment and Acceptance. Liberty Acorn hereby appoints Liberty WAM to act as Administrator of the Funds, subject to the supervision and direction of the Board of Trustees of Liberty Acorn (the "Board"), as hereinafter set forth. Liberty WAM hereby accepts such appointment and agrees to furnish or cause to be furnished the services contemplated by this agreement.

     2.   Duties of Liberty WAM.

     (a) Liberty WAM shall perform or arrange for the performance of the following administrative and clerical services:

     1) maintain and preserve the books and records, including financial and corporate records, of Liberty Acorn as required by law or otherwise for the proper operation of Liberty Acorn;

     2) supervise the preparation and, subject to approval by Liberty Acorn, filing of registration statements and amendments thereto, notices, reports, tax returns and other documents required by U.S. Federal, state and other applicable laws and regulations (other than state "blue sky" laws), including proxy materials and periodic reports to Fund shareholders;

     3) oversee the preparation and filing of registration statements, notices, reports and other documents required by state "blue sky" laws, and oversee the monitoring of sales of shares of the Funds for compliance with state securities laws;

     4) calculate and publish the net asset value of each Fund's shares, including provision of and payment for any third party pricing services;
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     5)   calculate dividends and distributions and performance data for each
          Fund, and prepare other financial information regarding Liberty Acorn;

     6) oversee and assist in the coordination of, and, as the Board may reasonably request or deem appropriate, make reports and recommendations to the Board on, the performance of administrative and professional services rendered to the Funds by others, including the custodian, registrar, transfer agent and dividend disbursing agent, shareholder servicing agents, accountants, attorneys, underwriters, brokers and dealers, corporate fiduciaries, insurers, banks and such other persons in any such other capacity deemed to be necessary or desirable;

     7) furnish corporate secretarial services to Liberty Acorn, including, without limitation, preparation or supervision of the preparation by Liberty Acorn's counsel, of materials necessary in connection with meetings of the Board, including minutes, notices of meetings, agendas and other Board materials;

     8) provide Liberty Acorn with the services of an adequate number of persons competent to perform the administrative and clerical functions described herein;

     9) provide Liberty Acorn with administrative office and data processing facilities;

     10)  arrange for payment of each Fund's expenses;

     11) provide routine accounting services to the Funds, and consult with Liberty Acorn's officers, independent accountants, legal counsel, custodian, and transfer and dividend disbursing agent in establishing the accounting policies of Liberty Acorn;

     12) prepare such financial information and reports as may be required by any banks from which Liberty Acorn borrows funds;

     13) develop and implement procedures to monitor each Fund's compliance with regulatory requirements and with each Fund's investment policies and restrictions as set forth in each Fund's currently effective Prospectus and Statement of Additional Information filed under the Securities Act of 1933, as amended;

     14) provide for the services of principals and employees of Liberty WAM who may be appointed as officers of Liberty Acorn, including the President, Vice Presidents, Treasurer, Secretary and one or more assistant officers;

     15) provide services to shareholders of the Funds, including responding to shareholder inquiries regarding, among other things, share prices, account balances, dividend amounts and payment dates, and changes in account registrations or options, to the extent not provided by a Fund's transfer agent; and
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     16)  provide such assistance to the Investment Adviser, the custodian, other Trust service providers and Liberty Acorn's counsel and auditors as generally may be required to carry on properly the business and operations of Liberty Acorn.

     Liberty Acorn agrees to deliver, or cause to be delivered, to Liberty WAM, on a timely basis, such information as may be necessary or appropriate for Liberty WAM's performance of its duties and responsibilities hereunder, including but not limited to, shareholder reports, records of transactions, valuations of investments and records of expenses borne by each Fund, and Liberty WAM shall be entitled to rely on the accuracy and completeness of such information in performing its duties hereunder.

     (b) In connection with the services to be provided by Liberty WAM under this agreement, Liberty WAM may, to the extent it deems appropriate, and subject to compliance with the requirements of applicable laws and regulations and upon receipt of approval of the Trustees, make use of (i) its affiliated companies and their directors, trustees, officers, and employees and (ii) subcontractors selected by Liberty WAM, provided that Liberty WAM shall supervise and remain fully responsible for the services of all such third parties in accordance with and to the extent provided by this agreement. All costs and expenses associated with services provided by any such third parties shall be borne by Liberty WAM or such parties.

     (c) All activities of Liberty WAM shall be conducted in accordance with Liberty Acorn's agreement and declaration of trust, bylaws and registration statement, under the supervision and direction of the Board, and in conformity with the 1940 Act and other applicable federal and state laws and regulations.

     3. Expenses of Liberty WAM. Liberty WAM assumes the expenses of and shall pay for maintaining the staff and personnel necessary to perform its obligations under this agreement, and shall at its own expense provide office space, facilities, equipment and the necessary personnel which it is obligated to provide under section 2(a) hereof, except that Liberty Acorn shall pay the fees and expenses of its legal counsel, auditors and any blue sky service providers. In addition, Liberty WAM shall be responsible for the payment of any persons engaged pursuant to section 2(b) hereof. Liberty Acorn shall assume and pay or cause to be paid all other expenses of the Funds.

     4. Compensation of Liberty WAM. For the services provided to Liberty Acorn and each Fund by Liberty WAM pursuant to this agreement, each Fund shall pay Liberty WAM for its services, a fee accrued daily and paid monthly at the annual rate of 0.05% of such Fund's average daily net assets.

     5. Limitation of Liability of Liberty WAM. Liberty WAM shall not be liable to Liberty Acorn or any Fund for any error of judgment or mistake of law or for any loss arising out of any act or omission by Liberty WAM, including officers, agents and employees of Liberty WAM and its affiliates, or any persons engaged pursuant to section 2(b) hereof, in the performance of its duties hereunder, except by reason of willful misfeasance, bad faith, or gross negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.
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     6.   Activities of Liberty WAM.  The services of Liberty WAM under this agreement are not exclusive, and Liberty WAM and its affiliates shall be free to render similar services to others and services to Liberty Acorn in other capacities.

     7.   Duration and Termination of this Agreement.

     (a) This agreement shall become effective at the Effective Time as defined in the Agreement and Plan of Merger among Wanger Asset Management, Ltd., Wanger Asset Management, L.P. and Liberty Financial Companies, Inc. and WAM Acquisition L.P. dated as of June 9, 2000 (the "Merger Agreement"). This agreement may be terminated without penalty by the Board or by Liberty WAM, in each case on 60 days' written notice to the other party.

     (b) Liberty WAM hereby agrees that the books and records prepared hereunder with respect to Liberty Acorn are the property of Liberty Acorn and further agrees that upon the termination of this agreement or otherwise upon request Liberty WAM will surrender promptly to Liberty Acorn copies of the books and records maintained or required to be maintained hereunder, including in such machine-readable form as agreed upon by the parties, in accordance with industry practice, where applicable.

     8. Amendment. This agreement may be amended by the parties hereto only if such amendment is specifically approved by the Board and such amendment is set forth in a written instrument executed by each of the parties hereto.

     9. Governing Law. The provisions of this agreement shall be construed and interpreted in accordance with the laws of the State of Illinois as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of Illinois, or any provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

     10. Counterparts. This agreement may be executed by the parties hereto in counterparts and if so executed, the separate instruments shall constitute one agreement.

     11. Notices. All notices or other communications hereunder to either party shall be in writing and shall be deemed to be received on the earlier date of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid. Notice shall be addressed:

          If to Liberty       Liberty Wanger Asset Management, L.P.
          WAM:                Attention: Bruce H. Lauer
                              227 West Monroe Street, Suite 3000
                              Chicago, Illinois 60606
                              Telephone: 312 634-9200
                              Facsimile: 312 634-0016

                              with a copy to:
                              Liberty Funds Group LLC
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                              One Financial Center
                              Boston, Massachusetts 02114
                              Attention: General Counsel
                              Telephone: 617-426-3750
                              Facsimile: 617-772-3650

          If to Liberty       Liberty Acorn Trust
          Acorn:              227 West Monroe Street, Suite 3000
                              Chicago, Illinois 60606
                              Telephone: 312 634-9200
                              Facsimile: 312 634-1919

                              with a copy to:

                              Bell, Boyd & Lloyd LLC
                              Attention: Janet D. Olsen
                              Three First National Plaza, Suite 3300
                              Chicago, Illinois 60602
                              Telephone: 312 372-1121
                              Facsimile: 312 372-2098

or at such other address as either party may designate by written notice to the other. Notice shall also be deemed sufficient if given by telex, telecopier, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein).

     12. Separate Funds. This agreement shall be construed to be made by Liberty Acorn as a separate agreement with respect to each Fund, and under no circumstances shall the rights, obligations or remedies with respect to a particular Fund be deemed to constitute a right, obligation or remedy applicable to any other Fund.

     13. Entire Agreement. This agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior arrangements, agreements or understandings.

     14. Non-Liability of Trustees and Shareholders. All obligation of Liberty Acorn hereunder shall be binding only upon the assets of Liberty Acorn (or the appropriate Fund) and shall not be binding upon any trustee, officer, employee, agent or shareholder of Liberty Acorn. Neither the authorization of any action by the Trustees or shareholders of Liberty Acorn nor the execution of this agreement on behalf of Liberty Acorn shall impose any liability upon any trustee, officer or shareholder of Liberty Acorn.
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     IN WITNESS WHEREOF, the parties hereto have executed this agreement as of the day and year first above written.


Dated:  ____________, 2000


                                LIBERTY ACORN TRUST


                                By /s/ Bruce H. Lauer
                                   -----------------------------------
                                   Bruce H. Lauer
                                   Senior Vice President and Secretary


                                LIBERTY WANGER ASSET
                                MANAGEMENT, L.P.



                                By  /s/
                                    ----------------------------------

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                                  SCHEDULE A
                        to the Administration Agreement
                                    between
                              Liberty Acorn Trust
                                      and
                     Liberty Wanger Asset Management, L.P.




           Funds to which the Administration Agreement is Applicable
           ---------------------------------------------------------


                              Liberty Acorn Fund
                          Liberty Acorn International
                               Liberty Acorn USA
                             Liberty Acorn Twenty
                          Liberty Acorn Foreign Forty



Dated: ____________, 2000

                                LIBERTY ACORN TRUST



                                By /s/ Bruce H. Lauer
                                   -----------------------------------
                                   Bruce H. Lauer
                                   Senior Vice President and Secretary


                                LIBERTY WANGER ASSET
                                MANAGEMENT, L.P.



                                By /s/
                                   -----------------------------------